EXHIBIT 10.4

Baltic Trading Limited
Amendment Agreement

THIS AMENDMENT AGREEMENT (this “Agreement”) is made as of December 19, 2013, between BALTIC TRADING LIMITED (the “Company”) and John C. Wobensmith (the “Participant”).

WHEREAS, the Company and the Participant have entered into restricted stock grant agreements dated as of March 15, 2010, December 24, 2010, December 21, 2011, December 13, 2012, respectively, pursuant to which the Participant received grants of restricted shares of common stock of the Company, par value $0.01 per share under the Baltic Trading Limited 2010 Equity Incentive Plan (the “Prior Grant Agreements”); and

WHEREAS, pursuant to an Employment Agreement between the Company and the Participant dated the date hereof, the vesting terms of the grants under the Prior Grant Agreements are to be amended;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.            Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to such terms in the Prior Grant Agreements.

2.            Section 4(b) of each Prior Grant Agreement is hereby deleted and replaced in its entirety with the following:

(b)            In the event of the occurrence of a Change in Control, as defined in Section 3.8(a) of the Plan, as in effect on the date of such occurrence, before all the shares of Restricted Stock are vested, the Restricted Stock shall become vested in full on the date of such Change in Control.  However, Participant agrees that such vesting shall be waived in the event that (x) such Change in Control is also a Change of Control of Genco Shipping & Trading Limited (“Genco”) pursuant to the Participant’s Employment Agreement with Genco dated as of September 21, 2007 (the “Genco Employment Agreement”) and (y) such Change in Control is not a Change in Control as described in clause (i)(B) or (ii)(B) of the definition provided in Section 3.8(a) of the Plan; provided that in the event that the Participant’s employment with Genco does not terminate within three months of such Change in Control other than as a result of the Participant’s death or disability, such vesting shall occur exactly three months after the Change in Control notwithstanding such waiver.  For the avoidance of doubt, in the event of the occurrence of a Change in Control and of the circumstances in clauses (x) and (y) above, if the Participant’s employment with Genco does not terminate within three months of such Change in Control, the Restricted Stock shall become vested in full exactly three months after the Change in Control, and if the Participant’s employment with Genco terminates within three months of such Change in Control as a result of death or disability, then the Restricted Stock shall become vested in full in connection with such termination of employment with Genco.

3.            Sections 4(c) and 4(d) are hereby added to each Prior Grant Agreement as follows:

   (c)            In the event the Participant is providing Service to the Company pursuant to the Participant's Employment Agreement with the Company dated as of December 19, 2013 (the “Employment Agreement”) or is obligated to do so, and the Participant’s Service (as defined below) to the Company is terminated before all the shares of Restricted Stock are vested by the Company without cause (as defined in the Plan) or by the Participant for Good Reason (as defined in the Employment Agreement), then the Restricted Stock shall become vested in full on the date of such termination.

  (d)            In the event the Participant is not providing Service to the Company pursuant to the Employment Agreement and is not obligated to do so pursuant to the Employment Agreement, and the Participant’s Service with the Company and Genco is terminated before all the shares of Restricted Stock are vested by the Company without cause (as defined in the Plan) or by the Participant for Good Reason (as defined in the Employment Agreement), the Restricted Stock shall become vested in full on the date of such termination.

4.            Integration.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.  Except as expressly amended hereby, the Prior Grant Agreements shall remain in full force and effect.

5.            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.            Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

 [Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

BALTIC TRADING LIMITED

By:	/s/ John C. Wobensmith
Name:	John C. Wobensmith
Title:	President, Chief Financial Officer, Secretary and Treasurer

/s/ John C. Wobensmith
JOHN C. WOBENSMITH